EXHIBIT 14

Heritage Financial Corporation

Code of Ethics and Conduct Policy

Purpose of the Code; General Policy Statement

This Code of Ethics and Conduct Policy (“Code”) is intended to deter wrongdoing and promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely and understandable disclosure in documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in all other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting to designated persons of violations of the Code; and

•	Accountability for adherence to the Code.

Toward this end, Heritage Financial Corporation and its subsidiaries and affiliates (collectively referred to as the “Company”) will seek to operate in accordance with the following principles:

•	Conduct its business with integrity;

•	Conduct its business with due skill, care and diligence;

•

Take reasonable care to organize and control its affairs responsibly and effectively, with adequate systems to promote ethical conduct and compliance with the law, to prevent and detect criminal or unethical conduct, and to manage risks as they arise;

•	Pay due regard to the interests of its customers and treat them fairly;

•

Avoid, and, where appropriate, address any conflicts of interest in an equitable and appropriate manner, between itself and its directors, officers and employees, between itself and its customers, and between a customer and another client;

•

Take reasonable care to ensure that directors, officers and employees are adequately trained and able to conduct their responsibilities including to the standards set forth in this Code, and, where appropriate, to standards specifically required by relevant regulatory and statutory codes;

•	Maintain its financial records in compliance with its established accounting policies.

•	Encourage prompt internal reporting to designated persons of violations of the Code, the Company’s corporate policies, or the law; and

•	Accept and promote accountability for adherence to the Code.

Application of the Code

The Code applies to all directors, officers and employees (sometimes collectively referred to below as “insiders”) of Heritage Financial Corporation and its subsidiaries and affiliates. In addition, standards set out in this Code also apply to all those engaged by the Company, but who are not employees, such as contractors and those engaged through external agencies. The Code applies to all employee decisions and activities within the scope of employment, or when representing the Company in any capacity.

All Company managers should be familiar with the requirements of the Code, and should encourage employees to apply the Code to their daily activities and decisions, and to seek guidance from the appropriate individuals when additional information and explanation is needed or requested. Supervising employees are expected to make every reasonable effort to ensure that their staff continues to comply with the provisions of the Code and applicable Company policies.

Obtaining Guidance

If you need additional explanation regarding a particular provision of the Code, or if you need guidance in a specific situation, including whether a potential conflict of interest may exist, please contact your immediate supervisor. If you are uncomfortable speaking to your immediate supervisor, or if you require additional guidance after having consulted with your supervisor, you are encouraged to contact the Human Resources Department.

Reporting Violations of the Code

Any known or suspected violation of the Code, including actions or failures to act, must be promptly reported to your supervisor or the Human Resources Department. This includes violations or possible violations involving you, another employee (including officers) or a director. Any violation of law, rule or regulation applicable to the Company and/or corporate policy is also a violation of this Code. Violations of the Code may result in disciplinary action including, in severe situations, immediate termination of employment.

All concerns or complaints will be promptly investigated and appropriate action taken. The Risk Management Department will document the results of the investigation and where appropriate report the results of the investigation to the Audit Committee in order to ensure a fair process is utilized in determining whether a violation of the Code has occurred. No person expressing concerns or complaints will be subject to any disciplinary or other adverse action by the Company absent a knowingly false report. All concerns or complaints may be made anonymously and will remain confidential to the extent possible. Please provide sufficient information to allow us to properly investigate your concerns. The Company will retain a record of all concerns and complaints, and the results of its investigations, for five years.

The Company has adopted separate procedures for reporting concerns regarding accounting, internal accounting controls or auditing matters, a copy of which is contained in the Company’s employee handbook and which also can be obtained through the Heritage Bank website, www.heritagebankwaonline2.com, by clicking “Investor Information” and then “Corporate Governance.”

Compliance with Laws and Regulations

We expect insiders to fully comply with the requirements of applicable laws and regulations. We also expect insiders to use good judgment and maintain high ethical standards in their personal and business conduct. In addition, we expect insiders to avoid illegal, dishonest or unethical conduct. Our policy is to create records and accounts that accurately reflect the Company’s financial condition and results of operations. Any officer or employee falsifying any books, records, or documents of the Company shall be subject to dismissal from employment and may be referred to law enforcement authorities.

Dealings with Auditors

Insiders are required to fully cooperate with internal and external auditing or regulatory auditing staff. We expect our directors, officers and employees to honestly and openly answer all questions asked by the auditors. Insiders are prohibited from destroying any documents that may be necessary for any investigation by a federal or state governmental agency, or the auditors. In addition, insiders may not destroy any document that is required to be kept under the Company’s Record Retention Schedule.

Conflicts of Interest—General

A conflict of interest is defined as an insider’s involvement in outside businesses or other interests which might either conflict with the insider’s duty to the Company or adversely affect the individual’s judgment in the performance of his or her responsibilities. Our policy prohibits Company insiders from engaging in personal conduct that will conflict with the interests of the Company. In addition, we believe it is important to avoid even the appearance of a conflict of interest since this may damage the Company’s reputation.

Officers and employees are prohibited from representing themselves, family members, members of their household or close personal friends in any business conducted with Heritage Bank or Central Valley Bank (collectively referred to as the “Bank”). This includes but is not limited to, processing transactions, changing or updating personal information on bank systems or records, approving exceptions or extending credit.

Officers must disclose to the Risk Management Officer, through the annual Conflict of Interest Survey, if a relative or business associate of the officer provides goods or services to the Company. All employees must disclose to their manager if a relative or business associate of the employee is seeking to provide goods or services to the Company. If an employee is unsure whether a particular situation creates a conflict of interest, the employee should consult with the Risk Management Officer or with the employee’s manager.

Preferential Treatment in Providing Services

Every customer and employee is entitled to respect, courtesy and equality. Employees must provide the highest level of professionalism and service on a consistent and equal basis. The following are guidelines on how to avoid preferential treatment:

•

Employees must avoid unlawfully favoring the interests of certain customers, suppliers, government officials, or other employees. All standard practices, policies and procedures apply to all similarly situated individuals and the general public.

•	Employees must avoid giving unlawful preferential treatment to a director, employee, customer, supplier, government official, or others because of a personal relationship.

•

Employees must avoid the appearance of, or actual unlawful preferential treatment for themselves, relatives, friends, business associates, or government officials. Employees may not be involved in Company matters regarding their own business or the business of their relatives, friends or business associates. In these situations, employees should have an unrelated employee that does not report to them handle the matter.

Acceptance of Gifts

Employees and their immediate family shall not solicit, accept, or retain a personal benefit from:

•	Any Bank customer,

•	Any individual or organization doing or seeking to do business with the Bank, or

•	Any other individual or organization based on a relationship with the Bank or Company.

A personal benefit shall include any type of gift, gratuity, favor, service, loan, legacy (except from a relative), fee, compensation, or anything of monetary value.

Certain exceptions to this general rule may be acceptable if there is not, and there appears not to be, a reasonable likelihood of improper influence on the insider’s performance of his or her duties for the Company. The personal benefit may not exceed the value of the following:

Normal business courtesies, such as a meal or entertainment, involving no more than ordinary amenities;

•	Non-cash gifts of nominal value such as those received at holiday time or special occasions that represent expressions of friendship;

•	Gifts based upon kinship, marriage, or social relationships entirely beyond and apart from any business relationship;

•	Unsolicited advertising and promotional material of nominal value; and

•	Awards given by charitable, educational, civic or religious organizations for meritorious contributions or service.

Any insider receiving a personal benefit, other than for the exceptions listed above, must report the benefit to the Company’s Chief Executive Officer (CEO) or other appropriate official.

We recognize that federal law makes it a crime for any insider of a federally insured bank or bank holding company to ask, solicit, accept, receive, or agree to receive anything of value from anyone as part of any business transaction with the Bank. The Bank Bribery Act requires that the insider have a corrupt intent for this to be considered a crime. We also acknowledge that the penalty for violating this law is a fine, or imprisonment, or both. Any improper payment should be immediately reported to the Company’s CEO or other appropriate official.

Political Contributions

We prohibit any insider from making any direct or indirect contribution of Company funds or other Company property for the election of any candidate for any political office. This prohibition includes the use of our Company’s corporate facilities and equipment for any political activity.

The Company may make a loan to a candidate for political office or a political action committee if the loan is made in the ordinary course of business and complies with the Bank’s Loan Policy.

An insider may participate in political activities as an individual, but not as a representative of the Company. To avoid any misunderstanding, the employee may not use the Company’s name or address in any political advertisement or campaign literature. Insiders may make personal contributions to candidates or political action committees as they so desire.

No political activities or outward demonstration of political beliefs such as buttons or posters shall be displayed in the workplace or on Company premises. Employees elected to political positions may hold such positions only as they do not violate the guidelines on outside employment.

Civic and Charitable Activities

Employees are encouraged to participate as an individual in non-profit social, civic or philanthropic activities.

Outside Employment

We discourage Company officers and employees from holding outside employment. The employee should present a written request to the Company’s CEO for prior approval in those cases where the officer or the employees believes it is justified. The CEO may not approve any outside employment activity that he believes might:

•	Subject the Company to criticism,

•	Encroach upon regular working hours,

•	Interfere with the officer’s or the employee’s regular duties, or

•	Necessitate that the officer or the employee work such long hours that it affects that individual’s productivity.

Company officers or employees may not be employed by any financial institution except the Banks.

Officers and employees may not become or continue to serve as directors of outside corporations regardless of whether the corporations are Bank customers. The Company’s CEO may make an exception to this policy if there is an overriding business reason to do so. Officers and employees must obtain prior approval from the Company’s CEO before accepting any offer to be a director of an outside corporation. These restrictions, however, do not apply to corporations that are closely held by the officer’s or employee’s family or involve a non-profit social, civic, religious or philanthropic institution.

Business Opportunities

An insider must not take an opportunity that rightfully belongs to the Company or its subsidiaries or divert such an opportunity to others.

Personal Finances

Each insider should seek to conduct his or her financial affairs in a manner that is above criticism. Insiders and their immediate families should borrow only from reputable organizations that regularly lend money, provided that such persons may borrow money without restriction from relatives who are not insiders. Bank executive officers who borrow from another bank or financial institution must comply with regulatory reporting requirements. For this purpose, Company executive officers are only those policy-making officers specifically appointed by Board Resolution. Company officers and employees should discuss any financial emergency with their immediate supervisor or the CEO.

Company officers and employees should not sign on customers’ accounts, act as deputy or co-renter of customer’s safe deposit boxes, or otherwise represent customers, except when the customer is related to the employee by blood or marriage.

Personal Investment Activity

Insiders may not engage in any investment transactions which create, or give the appearance of creating, a conflict of interest between the insider and the Bank or between the Bank and any customer. We do not believe it is possible to specifically list all of the possible conflicts of interest. However, we require that the following situations be avoided:

•	Buying securities of a customer, supplier, borrower, or competitor where it may be construed as affecting the insider’s judgment that is exercised on the Company’s behalf;

•	Investing in a company where the insider, as a representative of Heritage Financial Corporation or its subsidiaries has access to non-public information concerning the company;

•	Permitting a customer to arrange investments for the account of the insider or his or her immediate family;

•	Investing in customer-sponsored businesses under circumstances that might create a conflict of interest or the appearance of a conflict; and

•	Making investments that parallel or anticipate investment action by the Bank.

Any executive officer who has a margin account with a broker or dealer in securities or commodities must report that information to the Company’s CEO or other appropriate official.

Purchase of Bank Assets

Bank insiders, whether acting individually or in a fiduciary capacity, are not permitted to sell or purchase assets to or from the Bank or any estate being administered by the Bank without obtaining prior approval of the Bank’s CEO or other appropriate official. The Bank insider is not required to obtain prior approval for any assets that the Bank is selling at a public sale or auction.

Insider Transactions in Company Securities (a.k.a. Insider Trading)

The federal securities laws generally prohibit the purchase or sale of Company securities, directly or indirectly, by any insider, or by any member of such insider’s household, while the insider is aware of material non-public information concerning the Company. The Company, its insiders, and third parties with knowledge of material inside information may be subject to severe civil and criminal penalties under federal and state securities laws for trading in Company securities while aware of material inside information or disclosing this information to others who then trade in Company securities. The Company maintains separate policies and procedures regarding trading in Company securities by insiders and maintaining the confidentiality of inside information.

Lending Practices

The Bank’s lending officers must use prudent lending guidelines as detailed in the Bank’s Loan Policy in making loans to Bank customers. The lending officer must justify any interest rate concessions based on the borrower’s creditworthiness and overall business relationship with the Bank.

Lending officers may not grant direct or indirect accommodations or make credit recommendations for:

•	Members of their families,

•	Any individual or organization to which the officer or employee or his or her immediate family is indebted, or

•	Any organization in which the employee or his or her immediate family is involved significantly or holds a material financial interest.

We do not require that a customer purchase other services from our Bank or prohibit the customer from dealing with our competitors as a condition to obtaining a loan or other banking services from our Bank.

Bank employees may not grant any loan or gratuity to any federal or state bank examiner or employee working for the Bank’s auditing firm.

Advising Customers

Bank officers and employees must exercise care in discussing transactions with customers since the Bank may not practice law or give legal or tax advice. Consequently, Bank officers and employees must not say anything that may be interpreted as legal or tax advice.

Bank officers and employees must recommend several qualified sources if a customer asks about professional services, including attorneys, accountants, insurance agents, etc. Bank officers and employees should avoid specifically recommending anyone or any firm when a customer asks for advice regarding professional services.

Employees must observe fair and ethical conduct in dealing with our competitors. We believe that it is inappropriate and unethical for our employees to make disparaging remarks concerning our competitors. Our strategy is to emphasize the quality and competence of our directors, officers, and employees in soliciting new customers. In addition, employees are prohibited from working with competitors to set or control interest rates, prices or marketing practices.

Borrowing from Customers

Insiders may not borrow from or extend credit to any customer or supplier of the Bank unless the customer or supplier is a recognized lending institution. Insiders should not cosign, endorse, or otherwise assume liability for the borrowings of any customer or prospective customer.

Serving as an Individual Fiduciary

Bank officers and employees must request prior approval from the Bank’s CEO or other appropriate official before accepting appointment as a fiduciary or a co-fiduciary for a customer’s account. The only exception to this rule is that a Bank officer or employee may serve as a fiduciary for a member of his or her immediate family without obtaining prior approval of the CEO or other appropriate official. A Bank officer or employee may not receive a fee for acting as a co-fiduciary with the Bank unless specific prior approval is received.

Records and Accounts

All Company records shall be maintained in accordance with the Company Accounting procedures and with other applicable accounting policies, procedures and controls. All transactions shall be recorded timely, accurately, completely, and truthfully. Company policies are intended to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in the Company’s other public statements. Efforts by any employee to conceal or distort information will be considered unacceptable conduct. No undisclosed or unrecorded corporate funds or assets shall be established for any purpose. No payments from corporate funds or other assets shall be approved or be made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment.

Embezzlement, misappropriation of funds or property, or the falsification of any record, account or document may result in immediate dismissal and will be referred to the appropriate law enforcement agencies.

Confidential Nature of Bank/Customer Information

We believe that it is essential to safeguard the confidential nature of customer financial information to maintain our Bank’s reputation and the trust of the general public. Our policy is that customer confidential information acquired by any insider as a result of his or her activities on the Bank’s behalf must be held in the strictest confidence. The insider may only use this information for Bank-related purposes and not for personal gain. An insider may only release information regarding a customer to private persons, organizations, or governmental bodies with the customer’s written consent or appropriate legal process, such as a subpoena or court order. Insiders may not discuss confidential customer information with anyone outside the Bank. In addition, insiders may only discuss confidential customer information with insiders that have a legitimate business need to know.

The Bank’s CEO or other appropriate official is responsible for reviewing any request for such information, including subpoenas and court orders. Additionally, employees who gain unauthorized access to other employees’ salaries or private financial data (including accessing employee accounts or loan information without a business reason to do so) will be subject to disciplinary action, up to and including termination.

Confidential information includes account balances and credit extensions, the financial condition of a customer, and the anticipated changes in management or in the conduct of the affairs of a business customer. Confidential business information may include details regarding operations and finances, customer identities and accounts, computer programs and systems, employees, policy and procedure manuals, and other proprietary information.

Insiders may not release financial or other information regarding the Company to any outside person or organization unless it has been published in reports to stockholders or otherwise made available to the public through authorized news releases, SEC filings or regulatory reports. All requests for information from the media should be directed to the CEO or the President. The CEO or other official designated by him must approve in advance any public statements, speeches, or interviews made on behalf of the Company or its subsidiaries. All requests for information regarding current or past employees, such as verifications of employment, or references, must be forwarded to the Human Resources Department. Insiders are prohibited from attempting to obtain confidential information from Bank systems or departments for which they have not received appropriate authorization. New employees receive Customer Information Security training and annually Customer Information Security training is provided to all employees. Employees violating this policy will be subject to discipline up to and including termination and may be subject to legal action.

Administration

The Board of Directors has established this Code of Business Conduct to help foster a strong ethical climate within the Company. The Board of Directors, through the Heritage Financial Corporation Audit Committee, will at least annually review the policy and provide final approval of subsequent changes to the policy.

The Human Resources Department will distribute the Code in the orientation package provided to new employees. Following review of the Code, new employees will be asked to acknowledge their receipt and understanding of the Code by signing the Acknowledgement Page and returning it to their Human Resource Generalist. Periodically, the Risk Management Officer may redistribute the Code to all existing employees, in the event that there has been a substantial modification or revision that has been approved by the Board of Directors.

The Risk Management Officer will be responsible for disseminating annual training on the Code for all employees, who upon completion of the training, will certify that they have read, understand, and agreed to comply with the Code.

Waivers

Any requests for waivers of this Code for employees who are not executive officers should be directed through your supervisor to the Company’s CEO. Requests for waivers for directors and executive officers should be directed to the Heritage Financial Corporation Board of Directors through the Corporate Secretary. Only the Heritage Financial Corporation Board of Directors may waive the applicability of this Code for a director or executive officer. Any waivers granted to directors or executive officers, including the principal accounting officer, and the reasons for granting the waiver, and any change in this Code applicable to directors and executive officers, including the principal accounting officer, must be promptly disclosed to the public as required by applicable law, regulation or listing requirements.